EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT



The Board of Directors
Ambac Assurance Corporation



     We consent to the incorporation by reference in the registration statement (No. 333-9532) of Bear Stearns Asset Backed Securities, Inc. (the "Registrant"), and the Prospectus Supplement of the Registrant (the "Prospectus Supplement"), via the Form 8-K of the Registrant dated February 18, 1999, of our report dated January 29, 1998 on the consolidated financial statements of Ambac Assurance Corporation as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, which report appears in the Form 10-K of Ambac Financial Group, Inc. which was filed with the Securities and Exchange Commission on March 31, 1998 and to the reference to our firm under the heading "Experts" in the Prospectus Supplement.


                                                  /s/ KPMG LLP

New York, New York
February 18, 1999